Exhibit 99.1

BIMINI CAPITAL MANAGEMENT’S BOARD APPROVES
ONE-FOR-TEN REVERSE STOCK SPLIT

VERO BEACH, Fla. (February 17, 2010) - Bimini Capital Management, Inc. (OTCBB: BMNM) (the "Company"), a real estate investment trust ("REIT"), announced that its Board of Directors has approved a one-for-ten reverse stock split of its Class A common stock, Class B common stock and Class C common stock.  The Company anticipates the reverse stock split will be effective on or about March 12, 2010.  When the reverse stock split becomes effective, every ten shares of issued and outstanding Class A common stock, Class B common stock or Class C common stock will automatically be combined into one issued and outstanding share of Class A common stock, Class B common stock or Class C common stock, respectively.

No fractional shares will be issued in connection with the reverse stock split.  Instead, each holder of Class A common stock, Class B common stock or Class C common stock otherwise entitled to a fractional share as a result of the reverse stock split will be entitled to receive in lieu thereof cash in an amount equal to the product of the fraction of a share multiplied by the average of the high bid and low asked prices in the over-the-counter market for the Company’s Class A Common Stock, as reported by the National Association of Securities Dealers, Inc. Automated Quotation System on the effective date of the reverse stock split.

Immediately following the effectiveness of the reverse stock split, the Company will have (i) approximately 10,005,225 shares of Class A Common Stock, par value $0.001 per share, outstanding, (ii) approximately 31,938 shares of Class B Common Stock, par value $0.001 per share, outstanding, (iii) approximately 31,938 shares of Class C Common Stock, par value $0.001 per share, outstanding and (iv) no shares of preferred stock outstanding.

About Bimini Capital Management

Bimini Capital Management, Inc. is a REIT that invests primarily in, but is not limited to, residential mortgage-related securities issued by the Federal National Mortgage Association (Fannie Mae), the Federal Home Loan Mortgage Corporation (Freddie Mac) and the Government National Mortgage Association (Ginnie Mae). Its objective is to earn returns on the spread between the yield on its assets and its costs, including the interest expense on the funds it borrows.

Forward-Looking Statements

Statements herein relating to matters that are not historical facts are forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995, including but not limited to any statements regarding the completion of the reverse stock split.  The reader is cautioned that such forward-looking statements are based on information available at the time and on management's good faith belief with respect to future events, and are subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in such forward-looking statements. There can be no assurance that the reverse stock split will be completed by the anticipated effective date.  Important factors that could cause such differences are described in Bimini Capital Management, Inc.'s filings with the Securities and Exchange Commission, including Bimini Capital Management, Inc.'s most recent Annual Report on Form 10-K or Quarterly Reports on Form 10-Q. Bimini Capital Management, Inc. assumes no obligation to update forward-looking statements to reflect subsequent results, changes in assumptions or changes in other factors affecting forward-looking statements.

CONTACT:
Bimini Capital Management, Inc.
Robert E. Cauley, 772-231-1400
Chairman and Chief Executive Officer
www.biminicapital.com